UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐  Preliminary proxy statement
☐  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑  Definitive proxy statement
☐  Definitive additional materials
☐  Soliciting material under Rule 14a-12

MarineMax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MARINEMAX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 17, 2009

An Annual Meeting of Stockholders of MarineMax, Inc., a Delaware corporation, will be held at 8:00 a.m., local time, on Tuesday, February 17, 2009, at 1221 Brickell Avenue, 22nd Floor, Miami, Florida for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2012.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on December 22, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, we urge you to mark, sign, date, and return the accompanying proxy as promptly as possible. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael H. McLamb
Secretary

Clearwater, Florida
January 8, 2009

PROXY STATEMENT VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTING
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MARINEMAX, INC.
18167 U.S. Highway 19 North, Suite 300
Clearwater, Florida 33764

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of MarineMax, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 8:00 a.m. on Tuesday, February 17, 2009, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 1221 Brickell Avenue, 22nd Floor, Miami, Florida.

These proxy solicitation materials were first distributed on or about January 8, 2009 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on December 22, 2008 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 18,503,305 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a nominee for election to our Board of Directors will be elected if the votes cast for such nominee’s election, in person or by proxy, exceed the votes cast against such nominee’s election.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “for” the election of the nominees for directors set forth in this proxy statement.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2008 Annual Report on Form 10-K, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation” and “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

We will provide, without charge, a printed copy of our annual report on Form 10-K for the fiscal year ended September 30, 2008 as filed with the Securities and Exchange Commission to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated William H. McGill Jr., John B. Furman, and Robert S. Kant for election as Class II directors for three-year terms expiring in 2012 or until their respective successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. Messrs. McGill, Furman, and Kant currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees will be unable or will decline to serve as directors.

The Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors.

Name	Age	Position

William H. McGill Jr.	65	Chairman of the Board, President, Chief Executive Officer, and Director
Michael H. McLamb	43	Executive Vice President, Chief Financial Officer, Secretary and Director
Hilliard M. Eure III	72	Director(2) (3)
John B. Furman	64	Director(1) (2)
Robert S. Kant	64	Director
Joseph A. Watters	67	Director(1) (3)
Dean S. Woodman	80	Director(1) (2) (3)

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of Nominating/Corporate Governance Committee

William H. McGill Jr. has served as the Chief Executive Officer of our company since January 1998 and as the Chairman of the Board and as a director of our company since March 1998. Mr. McGill served as President of our company from January 1998 until September 2000 and re-assumed that position in July 2002. Mr. McGill was the principal owner and president of Gulfwind USA, Inc. from 1973 until its merger with our company in March 1998.

Michael H. McLamb has served as Executive Vice President of our company since October 2002, as Chief Financial Officer since January 1998, as Secretary since April 1998, and as a director since November 2003. Mr. McLamb served as Vice President and Treasurer of our company from January 1998 until October 2002. Mr. McLamb, a certified public accountant, was employed by Arthur Andersen LLP from December 1987 to December 1997, serving most recently as a senior manager.

Hilliard M. Eure, III has served as a director of our company since December 2004. Mr. Eure was a member of the Board of Directors, Executive Committee, Audit Committee, and Chairman of the Board of Directors of WEDU, a public broadcasting station in west central Florida, from January 1991 through December 2001. Mr. Eure was the Managing Partner of the Tampa Bay office of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until June 1993, an Audit Partner and Southeast Regional Recruiting Coordinator in the Atlanta office of KPMG from July 1976 until June 1977, and an Audit Partner in the Greensboro, North Carolina office of KPMG from July 1968 until June 1976. Since 2003, Mr. Eure has been a director of WCI Communities, Inc., formerly a New York Stock Exchange-listed home builder.

John B. Furman has served as a director of our company since February 2003. Mr. Furman is a consultant to public and private companies, specializing in product commercialization, business transactions, and financial restructurings. Mr. Furman served as President and Chief Executive Officer of GameTech International, Inc., a publicly traded company involved in interactive electronic bingo systems, from October 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly held provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and he was Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director of Smith & Wesson Holding Corporation, the world’s largest manufacturer of handguns, whose stock is listed on the Nasdaq Global Select Market.

Robert S. Kant has served as a director of our company since August 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig since September 1999. Prior to joining Greenberg Traurig, Mr. Kant was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 18 years.

Joseph A. Watters has served as a director of our company since October 2005. Mr. Watters currently is involved in a newly formed private aviation venture. He served as the Chairman of Oceania Cruises, a cruise line, from January 2003 to December 2007. Mr. Watters served as President and Chief Operating Officer of Crystal Cruises from 1994 to 2001. While at Crystal Cruises, Mr. Watters was a member of the International Council of Cruise Lines’ executive committee from 1999 to 2001 and Board of Directors from 1994 to 2001. He was also a member of the Cruise Line International Association’s executive committee from 1995 to 1996 and management committee from 1994 to 2001. Prior to Crystal Cruises, Mr. Watters served as President and Owner of The Watters Group, President of Royal Viking Line from 1985 to 1989, and President of Princess Cruises from 1981 to 1985. Mr. Watters began his cruise line career with Princess Cruises in 1977.

Dean S. Woodman has served as a director of our company since September 1999. Since July 1999, Mr. Woodman has served as a consultant to public and private companies specializing in financial assignments, private equity and debt placements, and mergers and acquisitions. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman

Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years, where he spent 16 years as director of West Coast corporate financing until 1978. Mr. Woodman serves as a director of Medallion Bank, a wholly owned subsidiary of Medallion Financial Corp., a publicly traded commercial finance company; SciClone Pharmaceuticals, Inc., a publicly traded biotechnology company; and Plan Express, Inc., a privately held provider of Web enabled reprographic and distribution services to the design and construction industry.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. McLamb is a Class I director whose term will expire in 2011. Messrs. McGill, Furman, and Kant are Class II directors whose terms will expire at the meeting but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2012. Messrs. Eure, Watters, and Woodman are Class III directors whose terms will expire in 2010. There are no family relationships among any of our directors or officers.

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Eure, Furman, Watters, and Woodman are independent directors, as “independence” is defined by the listing standards of the New York Stock Exchange, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Messrs. McGill and McLamb are employee directors, and Mr. Kant is a non-employee director.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating/Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the board. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.MarineMax.com, the charters of our Audit, Compensation, and Nominating/Corporate Governance Committees; our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or New York Stock Exchange regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

We regularly schedule executive sessions in which non-management directors, meet without the presence or participation of management, with at least one of such sessions including only independent directors. The presiding director of such executive session rotates among the Chairs of the Audit Committee, Compensation Committee, and the Nominating/Corporate Governance Committee.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of MarineMax, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to assist the oversight of our Board of Directors of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Eure, Furman, and Woodman, each an independent director of our company under the New York Stock Exchange rules as well as under rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. Mr. Eure serves as the Chairman of the Audit Committee. The Board of Directors has determined that Messrs. Eure, Furman, and Woodman (whose backgrounds are detailed above) each qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee

The purpose and responsibilities of the Compensation Committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the compensation level of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers, and considers the grant of stock-based awards to our executive officers under our 2007 Incentive Compensation Plan. The Compensation Committee currently consists of Messrs. Furman, Watters, and Woodman, with Mr. Furman serving as Chairman.

The Nominating/Corporate Governance Committee

The purpose and responsibilities of the Nominating/Corporate Governance Committee include the identification of individuals qualified to become board members, the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company, the oversight of the selection and composition of committees of the Board of Directors, and the oversight of the evaluations of the Board of Directors and management. The Nominating/Corporate Governance Committee currently consists of Messrs. Eure, Watters, and Woodman, with Mr. Watters serving as Chairman. The Nominating/Corporate Governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner consistent with our bylaws and addressed and delivered to our company’s secretary at the address listed herein. The Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating/Corporate Governance Committee are independent, as that term is defined by the listing standards of the New York Stock Exchange.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended September 30, 2008. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders. All members of our Board of Directors attended the 2008 annual meeting of stockholders.

During the fiscal year ended September 30, 2008, the Audit Committee held 11 meetings; the Compensation Committee held 6 meetings; and the Nominating/Corporate Governance Committee held 4 meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

Our Board of Directors has appointed a Compensation Committee, consisting of independent members of the Board of Directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine or recommend to the Board of Directors the compensation of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals.

Our compensation program for executive officers consists primarily of base salary, incentive bonuses, discretionary bonuses, and long-term incentives in the form of stock-based awards, which may include stock options, shares of restricted common stock, restricted stock units, or a combination thereof. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation.

Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, with base salaries generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of performance-based incentive bonuses. Incentive bonuses are designed to reward individuals for performance based on our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of shares of stock-based awards also are intended to align compensation with the price performance of our common stock. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers assuming relatively equal achievement of performance targets.

Role of the Compensation Committee and Chief Executive Officer

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of our Compensation Committee meetings, including meetings at which our compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that he regards as important to achieve our overall goals. Our Compensation Committee also requests our Chief Executive Officer to assess the performance of and our goals for our executives. Although the participation of the Chief Executive Officer could influence performance targets, including his own, the Compensation Committee rather than our Chief Executive Officer makes all final determinations or board recommendations regarding individual and corporate goals and targets.

The Compensation Committee reviews and approves or recommends to the full board the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and approves or recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our Chief Executive Officer annually assess the performance of our other executive officers. Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee approves or makes recommendations to our Board of Directors regarding the compensation of our other executive officers.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.

Base Salary

We set base salaries at a level sufficient to attract, retain, and motivate our executives taking into account the fact that our executives have the opportunity to receive significant incentive compensation if they are able to achieve performance goals set from time to time. As a result, our base salaries tend to be lower than those of our peer companies.

Incentive Compensation

Incentive compensation represents an important component of overall executive compensation. Our incentive compensation reflects our pay-for-performance philosophy. We establish objective performance criteria when setting performance goals for the incentive compensation program for a particular year. The performance objectives may include a wide range of factors, including pre-tax income for our consolidated company or on a regional basis, customer satisfaction index, achievement of budgeted results, market share, inventory management, earnings before interest, taxes, depreciation, and amortization, operating margin, working capital, cash, cash management, and debt to equity ratio. The performance objectives vary on a year-to-year and executive-by-executive basis depending on the goals then deemed important for our company as a whole and for the particular executive officer. We attempt to set our performance goals at a level that can be realistically achieved, but at a level at least necessary to achieve the desired corporate goal. Our executive officers satisfied 100% of their performance goals in fiscal 2006, 80% of their performance goals in fiscal 2007, and 10% of their performance goals in fiscal 2008.

Grants of Stock-Based Awards

We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain a significant ownership position in our common stock. The amount of stock-based awards granted takes into account stock-based awards previously granted to an individual. Our Board of Directors grants stock-based awards at regularly scheduled meetings of the board. See “Executive Compensation — Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Deductibility of Executive Compensation

We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

Accounting Considerations

We account for stock-based awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (SFAS 123R). In determining stock-based awards, we consider the potential expense of those grants under SFAS 123R and the impact on our earnings per share.

Policies for the Pricing and Timing of Stock-Based Grants

We set the price of all stock-based awards at the closing price of our stock on the New York Stock Exchange on the date of grant. We grant the stock-based compensation at regularly scheduled meetings each year. In the case of new hires, start dates are determined by the date the employee reports for service.

Employment Agreements

Each of Messrs. McGill, McLamb, and Russell is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our company and the employees as determined by our Board of Directors. Each of the employment agreements provides for benefits in the event of certain changes in control of our company. These arrangements have no effect on our compensation arrangements absent a change in control. Under the respective employment agreements, had a change in control occurred at the end of our last fiscal year, the compensation costs, including SFAS 123R compensation expense associated with the acceleration of all outstanding equity-based awards, would have been $2,351,471, $857,041, and $354,169, respectively, for Messrs. McGill, McLamb, and Russell, and insurance continuation costs would have been approximately $30,000 for Mr. McGill.

Fiscal 2008 Compensation

Compensation Consultants

We engaged Compensia, Inc. to assist us with the evaluation of our fiscal 2008 incentive compensation program. Our prior executive compensation firm helped us to determine an appropriate group of peer companies in fiscal 2007, which we continued to use for fiscal 2008. As a result of the absence of comparable direct competitors, the peer group was drawn primarily from retail and general industry companies with an emphasis on specialty retailers of luxury products, vehicle dealers, and recreational real estate companies. These peer companies consist of Asbury Automotive Group, Autonation Inc., Sotheby’s, Bluegreen Corp., Coach Inc., Finlay Enterprises Group, Automotive Inc., Carmax, Inc., Lithia Motors Inc., Vail Resorts, Polo Ralph Lauren Corp., Sonic Motors, Tiffany & Co., WCI Communities, and Zale Corp. Compensia, Inc. reviewed the incentive compensation package and advised the Compensation Committee regarding the appropriateness of our cash and equity compensation programs.

Base Salaries

Messrs. McGill, McLamb, and Russell received base compensation for fiscal 2008 in accordance with the base compensation levels in effect under their respective employment agreements. T. Glenn Sandridge and Jay J. Avelino received base compensation for 2008 in accordance with their respective fiscal 2008 compensation plans as recommended by the Compensation Committee and approved by the Board of Directors. In accordance with our pay-for-performance philosophy, our base compensation levels for fiscal 2008 were generally lower than those of our peer companies.

Incentive Compensation

For fiscal 2008, we established an individual compensation plan for each of Messrs. McGill, McLamb, Russell, Sandridge, and Avelino under our 2008 Executive Incentive Compensation Program. Mr. McGill’s plan provided for a pretax bonus calculated at 2.5% of the consolidated monthly pretax profit of our company plus a bonus of up to 20% of Mr. McGill’s base salary based upon achieving three goals: a designated increase in customer satisfaction, growth of consolidated pretax fiscal 2008 earnings by a specified amount over fiscal 2007 consolidated pretax earnings, and a reduction of inventory over 365 days by a designated amount. Mr. McGill did not achieve any of the goals.

Mr. McLamb’s plan provided for Mr. McLamb to receive a pretax bonus equal to 0.85% of the consolidated monthly pretax profit of our company plus a bonus of up to 20% of Mr. McLamb’s base salary based upon achieving three equally weighted goals: the reduction of inventory over 365 days by designated amounts, growth of the pretax profits generated by our service, parts, accessories, finance, and insurance operations by specified amounts for fiscal 2008 compared with fiscal 2007, and achieving designated improvements in efficiencies in our accounting and finance operations. Mr. McLamb did not achieve any of the goals.

Mr. Russell’s plan provided for Mr. Russell to receive a pretax bonus equal to 0.85% of the consolidated monthly pretax profit of our company plus a bonus of up to 20% of Mr. Russell’s base salary based upon achieving three goals: a designated increase in customer satisfaction, growth of consolidated pretax fiscal 2008 earnings by a specified amount over fiscal 2007 consolidated pretax earnings, and a reduction of inventory over 365 days by a designated amount. Mr. Russell did not achieve any of the goals.

Mr. Sandridge’s plan provided for Mr. Sandridge to receive a pretax bonus equal to 0.25% of the consolidated monthly pretax profit of our company, plus a bonus based upon achieving designated increases in market share for certain brands carried by our company. Mr. Sandridge did not achieve any of the goals.

Mr. Avelino’s plan provided for Mr. Avelino to receive a pretax bonus equal to 0.10% of the consolidated monthly pretax profit of our company, plus a bonus based on our pretax profit per employee, and a bonus based on satisfying four criteria: success in interviewing and hiring store managers, success in advancing performance of store managers, development and effective functioning of the Human Resources Department, and implementation of performance reviews of employees. Mr. Avelino achieved substantially all of his goals.

Stock-Based Awards

For fiscal 2008, our stock-based incentive compensation grants took the form of grants of restricted stock units, or RSUs. For fiscal 2008, our Board of Directors granted restricted stock units to purchase the following number of shares of common stock to the following executive officers: 63,000 shares to Mr. McGill, 27,000 shares to Mr. McLamb, 22,000 shares to Mr. Russell, 9,000 shares to Mr. Sandridge, and 9,000 shares to Mr. Avelino. The restricted stock units are earned when our company achieves designated levels of net income. Earned restricted stock units are also subject to time vesting of one-fourth on each of the first, second, third, and fourth anniversaries of the date of grant. The stock underlying the restricted stock units is scheduled to be delivered within five months after vesting provided that the delivery date may be delayed to the extent necessary to be deductible under Section 162(m) of the Internal Revenue Code. Each officer forfeits the unearned or unvested portion, if any, of the stock options or restricted stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an applicable employment agreement. For Messrs. McGill, McLamb, and Russell, stock-based awards vest upon a change in control of our company.

CEO Compensation

During fiscal 2008, the Compensation Committee evaluated the factors described above in recommending the base salary and incentive compensation of William H. McGill, Jr., our Chairman, President, and Chief Executive Officer. See “Executive Compensation — Employment Agreements.” We paid Mr. McGill a base salary during fiscal 2008 of $500,000 and no bonus under our 2008 Executive Incentive Bonus Program.

Section 162(m)

Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended September 30, 2008.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years ended September 30, 2007 and September 30, 2008, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
Name and				Stock	Option	Plan	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total(7)

William H. McGill, Jr.	2008	$500,000	$0	$1,623,536	$65,355	$0	$5,611	$2,194,502
Chairman of the	2007	$500,000	$0	$1,152,423	$106,335	$848,667	$5,625	$2,613,050
Board, President, and Chief Executive Officer
Michael H. McLamb	2008	$225,000	$0	$748,283	$36,255	$0	$4,176	$1,013,714
Executive Vice	2007	$225,000	$0	$546,378	$60,250	$280,880	$5,500	$1,118,008
President, Chief Financial Officer, and Secretary
Edward A. Russell	2008	$225,000	$0	$553,227	$18,636	$0	$3,517	$800,380
Executive Vice	2007	$325,000	$0	$391,193	$30,300	$280,924	$5,625	$1,033,042
President — Operations and Sales
T. Glenn Sandridge	2008	$150,000	$40,750	$85,940	$45,256	$0	$4,055	$326,001
Vice President —	2007	$150,000	$0	$34,120	$52,469	$133,200	$3,924	$373,713
Marketing
Jay J. Avelino	2008	$150,000	$0	$85,940	$31,957	$45,000	$4,485	$317,382
Vice President —	2007	$150,000	$0	$34,120	$40,362	$94,306	$4,012	$322,800
Human Resources

(1)	The base salaries set forth in this column reflect salaries in effect for all of our 2008 fiscal year for each of the named officers.

(2)	No discretionary bonuses were paid for fiscal 2007 or 2008 with the exception of bonuses paid to Mr. Sandridge for fiscal 2008.

(3)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2007 and 2008 with respect to the grant date fair value of restricted stock unit awards determined in accordance with SFAS 123R and thus include amounts from awards granted in previous years. We determine the grant date fair value of each restricted stock unit award using the closing price of our common stock on the date of grant and recognize the compensation expense over the vesting period. Each named executive officer forfeits the unvested portion, if any, of the officer’s restricted stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an employment agreement. For further information on these awards, see the Grants of Plan-Based Awards table of this proxy statement.

(4)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes in fiscal 2007 and 2008 with respect to the grant date fair value of stock option awards determined in accordance with SFAS 123R, and thus include amounts from awards granted in previous years. We estimated the grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model and recognize the compensation expense over the vesting period. See Note 15 to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2008 for a discussion of the relevant assumptions used in determining the grant date fair value of our stock option awards pursuant to SFAS 123R. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an employment agreement. For further information on these awards, see the Grants of Plan-Based Awards table of this proxy statement.

(5)	The amounts shown in this column constitute payments made under our fiscal 2007 and fiscal 2008 Executive Incentive Bonus Program. See “Compensation Discussion and Analysis” for more information regarding our fiscal 2008 incentive compensation program.

(6)	Represents amounts paid to each named executive officer for the employer matching portion of our 401(k) plan.

(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended September 30, 2008.

GRANTS OF PLAN-BASED AWARDS

		All Other Stock
		Awards:	Exercise or	Grant
		Number of Shares	Base Price	Date Fair Value of
		of Stock	of Option	Stock and Option
Name	Grant Date	or Units(1)	Awards	Awards(2)

William H. McGill, Jr.	12/12/2007	63,000	—	$995,400
Michael H. McLamb	12/12/2007	27,000	—	$426,600
Edward A. Russell	12/12/2007	22,000	—	$347,600
T. Glenn Sandridge	2/12/2008	9,000	—	$140,310
Jay J. Avelino	2/12/2008	9,000	—	$140,310

(1)	These restricted stock unit awards were granted under our 2007 Incentive Stock Plan and one-fourth of such shares vest on each of the first, second, third, and fourth anniversaries of the date of grant. Additionally, the awards are not earned until our company achieves designated levels of net income. The stock underlying the restricted stock units will be delivered within five months after vesting. Each named executive officer forfeits the unvested portion, if any, of the officer’s restricted stock units if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the Board of Directors or as provided in an employment agreement. For Messrs. McGill, McLamb, and Russell, the vesting of any unvested restricted stock units will accelerate and the delivery of the underlying shares will accelerate upon a change in control of our company.

(2)	Represents the calculated compensation cost for all restricted stock unit awards granted in fiscal 2008 to the named executive officers determined in accordance with SFAS 123R. There were no forfeitures during fiscal 2008. We calculated the estimated value of each award based on the closing stock price on the date of grant.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at September 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
					Units of	Units of
	Number of				Stock	Stock
	Securities Underlying		Option	Option	That Have	That Have
	Unexercised Options(1)		Exercise	Expiration	Not	Not
Name	Exercisable	Unexercisable	Price	Date	Vested(1)	Vested(2)

William H. McGill Jr.	50,000	—	$9.81	10/1/2009	—	—
	7,500	—	$7.94	9/8/2010	—	—
	37,500	—	$8.10	2/27/2011	—	—
	24,000	6,000	$7.78	11/13/2011	—	—
	24,000	16,000	$9.00	10/22/2012	—	—
	32,000	48,000	$17.80	10/30/2013	—	—
	—	—	—	—	226,000	$1,633,980
Michael H. McLamb	22,829	—	$9.81	10/1/2009	—	—
	5,000	—	$7.94	9/8/2010	—	—
	30,000	—	$8.10	2/27/2011	—	—
	16,000	4,000	$7.78	11/13/2011	—	—
	18,612	14,000	$9.00	10/22/2012	—	—
	16,000	24,000	$17.80	10/30/2013	—	—
	—	—	—	—	104,000	$751,920
Edward A. Russell	2,000	—	$9.81	10/1/2009	—	—
	4,000	—	$7.75	7/31/2010	—	—
	4,000	2,000	$7.78	11/13/2011	—	—
	8,000	8,000	$9.00	10/22/2012	—	—
	8,000	12,000	$17.80	10/30/2013	—	—
	—	—	—	—	77,000	$556,710
T. Glenn Sandridge	4,000	6,000	$19.10	12/8/2013	—	—
	500	2,000	$26.39	11/4/2014	—	—
	1,500	6,000	$26.44	5/23/2015	—	—
	—	10,000	$27.47	11/2/2015	—	—
	—	—	—	—	14,000	$101,220
Jay J. Avelino	15,000	—	$12.50	5/1/2010	—	—
	2,000	1,000	$7.78	11/13/2011	—	—
	2,000	2,000	$9.00	10/22/2012	—	—
	4,000	6,000	$17.80	10/30/2013	—	—
	1,000	4,000	$26.39	11/4/2014	—	—
	—	8,000	$27.47	11/2/2015	—	—
	—	—	—	—	14,000	$101,220

(1)	The vesting schedule for stock options historically has been time-based over four to five years. The vesting schedule for restricted stock and restricted stock units historically has been time-based over four to five years and, at times, contained certain performance elements.

(2)	The market value of shares or units of stock that have not vested as reported in the table above is determined by multiplying the closing market price of our common stock on the last trading day of our last completed fiscal year of $7.23 by the number of shares or units of stock that have not vested.

Option Exercises and Stock Vested

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards.

OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
(a)	(b)	(c)	(d)	(e)

William H. McGill Jr.	—	$0	—	$0
Michael H. McLamb	65,000	$374,712	—	$0
Edward A. Russell	—	$0	—	$0
T. Glenn Sandridge	—	$0	—	$0
Jay J. Avelino	—	$0	—	$0

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price times the number of options exercised. During fiscal 2008, none of our executive officers held restricted stock or restricted stock units that vested during such fiscal period.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our employees. We do not offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain requirements may participate in our 401(k) plan.

1998 Incentive Stock Plan

On April 5, 1998 and April 30, 1998, respectively, our Board of Directors adopted and our stockholders approved the MarineMax, Inc. 1998 Incentive Stock Plan, or the 1998 Plan. The 1998 Incentive Stock Plan was amended by the Board of Directors during May 1998 and November 2000, and our stockholders approved the November 2000 amendment during February 2001. Our Board of Directors further amended the 1998 Incentive Stock Plan during December 2004. The plan provided for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to our company and our subsidiaries.

The plan authorized the issuance of a maximum amount of shares of common stock equal to the lesser of 4,000,000 shares or the sum of (1) 20% of the then-outstanding shares of common stock of our company, plus (2) the number of shares exercised with respect to any awards granted under the plan.

Upon the approval by our stockholders of our 2007 Incentive Compensation Plan during February 2007, any shares that were not subject to an outstanding award under the 1998 Incentive Stock Plan became available for issuance under our 2007 Incentive Compensation Plan. Accordingly, at that time, we ceased making new grants under the 1998 Incentive Stock Plan.

2007 Incentive Compensation Plan

Our 2007 Incentive Stock Plan, or the 2007 Plan, is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

The terms of the 2007 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.

The total number of shares of our common stock that may be subject to awards under the 2007 Plan is equal to 1,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 1998 Plan, (ii) the number of shares with respect to which awards granted under the 2007 Plan and the 1998 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2007 Plan and the 1998 Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2007 Plan and the 1998 Plan.

The 2007 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 50% of the total number of shares of our common stock reserved for issuance under the 2007 Plan may be granted to an individual during any fiscal year pursuant to awards granted under the 2007 Plan. The maximum amount that may be payable to any one participant as a performance award (payable in cash) is $5,000,000 per calendar year.

No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price). In addition, the 2007 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.

In the event that a stock dividend, forward or reverse split, merger, consolidation, combination, or other similar corporate transaction or event affects our common stock, then the plan administrator will substitute, exchange, or adjust any or all of the following in a manner that precludes the enlargement or dilution of rights and benefits: (1) the kind and number of shares available under the 2007 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

In the event that a dividend or other distribution (whether in cash or other property, but excluding a stock dividend), recapitalization, reorganization, spin-off, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2007 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

The persons eligible to receive awards under the 2007 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2007 Plan only to our employees, including our officers who are employees.

Our Board of Directors or a committee of the Board of Directors will administer the 2007 Plan. Together, our Board of Directors and any committee(s) delegated to administer the 2007 Plan are referred to as the plan administrator. Subject to the terms of the 2007 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2007 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2007 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2007 Plan and all awards shall become fully vested, exercisable and all restrictions shall lapse upon a change in control that is not approved by our Board of Directors. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason” as defined in the 2007 Plan.

To the extent we undergo a corporate transaction (as defined in the 2007 Plan), the 2007 Plan provides that outstanding awards may be assumed, substituted for, or continued in accordance with their terms. If the awards are not assumed, substituted for, or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the awards contingent on the corporate transaction. With respect to a corporate transaction that is not a change in control, awards under the 2007 Plan must be assumed, continued, or substituted for.

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2007 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our Board of Directors or any amendment for which stockholder approval is required by law or the primary stock exchange on which our common stock trades. Unless earlier terminated by our Board of Directors, the 2007 Plan will terminate on the earlier of (1) ten years after the later of (a) the adoption by our Board of Directors of the 2007 Plan and (b) the approval of an increase in the number of shares reserved under the 2007 Plan by our Board of Directors (contingent upon such increase being approved by our stockholders) and (2) such time as no shares of our common stock remain available for issuance under the 2007 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2007 Plan. Amendments to the 2007 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan with or without stockholder approval.

Employee Stock Purchase Plan

During 1998, we adopted and our stockholders approved the 1998 Employee Stock Purchase Plan, or 1998 ESPP, which provided for the issuance of up to 750,000 shares of common stock. The 1998 ESPP expired in 2008.

Our Board of Directors adopted and our stockholders approved the 2008 Employee Stock Purchase Plan, or 2008 ESPP, in 2008. Our 2008 ESPP is designed to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock. The 2008 ESPP is administered by a committee of the Board of Directors. The 2008 ESPP will remain in effect until December 31, 2018.

We believe that the 2008 ESPP represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of our compensation program. The 2008 ESPP provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.

The 2008 ESPP permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive offering periods. Employees may purchase shares of common stock pursuant to the 2008 ESPP at a purchase price equal to the lower of (i) 85% of the closing price of our common stock on the first day of the offering period, or (ii) 85% of the closing price of our common stock on the last day of the applicable offering period. Each annual offering may, in the discretion of the Plan Committee, be divided into two six-month offerings commencing on October 1 and April 1, respectively, and terminating six months thereafter (March 31 or September 30, as the case may be).

Subject to adjustment upon changes in capitalization of our company, the number of shares of common stock that may be issued under the 2008 ESPP will be 620,009, consisting of 500,000 shares under the 2008 ESPP plus 120,009 shares that were reserved for issuance under the 1998 ESPP that were not purchased as of the expiration of the 1998 ESPP. If any change is made in the stock subject to the 2008 ESPP or subject to any outstanding options under the 2008 ESPP (through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or similar transaction), appropriate and proportionate adjustments may be made by the Plan Committee (as defined below) in the number and type of shares of common stock that are subject to purchase under outstanding options and to the option price applicable to such outstanding options.

An employee who has completed one year of service with our company will be eligible to participate in the 2008 ESPP. An employee may not participate in the 2008 ESPP if (i) immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the 2008 ESPP, possessing 5% or more of the total combined voting power or value of our common stock, or (ii) participation in the 2008 ESPP would permit such employee’s rights to purchase common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of the common stock for each calendar year in which such option is outstanding.

At the time an employee becomes a participant in the 2008 ESPP, the employee may elect payroll deductions of up to 10% of such employee’s compensation for each pay period during an offering. Participants may not reduce or increase future payroll deductions during an offering period. All payroll deductions made by each participant will be credited to an account set up for that participant under the 2008 ESPP. The Plan Committee may, prior to the beginning of an offering period, limit the percentage of compensation that an employee may contribute to his or her account.

Participation in the 2008 ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the 2008 ESPP are not determinable. Non-employee members of the Board of Directors are not eligible to participate in the 1998 ESPP or the 2008 ESPP.

A participant in the 2008 ESPP may withdraw all of the payroll deductions credited to such participant’s account under the 2008 ESPP by giving us written notice at any time prior to the last five days of an offering period. If a participant withdraws from an offering period, he or she may not participate in that offering but may participate in any succeeding offering under the 2008 ESPP or in any similar plan that we may adopt.

Upon termination of a participant’s employment for any reason, other than death or permanent disability (as defined in the Internal Revenue Code), the payroll deductions credited to such participant’s account will be returned to the participant. If the participant’s employment terminates due to death or permanent disability, the participant or the participant’s beneficiary will have the right to elect (i) to withdraw all of the payroll deductions credited to the participant’s account under the 2008 ESPP, or (ii) to exercise the participant’s option on the next offering termination date and purchase the number of shares of common stock that the accumulated payroll deductions in the participant’s account will purchase at the applicable option price. Any excess in the participant’s account will be returned to the participant or his or her beneficiary, without interest. In the event that we receive no notice of election from the participant or his or her beneficiary, the participant or his or her beneficiary will be deemed to have elected to exercise the participant’s option.

The 2008 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2008 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than (a) two years from the first day of the offering period and (b) more than one year from the date of transfer of the shares to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the price at which the participant purchased the shares under the 2008 ESPP.

Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We will not be entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants as a result of a sale or disposition of shares prior to the expiration of the holding periods described above.

The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan with or without stockholder approval.

Employment Agreements

On June 7, 2006, we entered into an employment agreement with each of William H. McGill Jr., Michael H. McLamb, and Edward A. Russell. The employment agreements provide for a base salary of $500,000 for Mr. McGill, $225,000 for Mr. McLamb, and $225,000 for Mr. Russell. Each employment agreement provides for a bonus or other incentive compensation based upon the performance of our company and the executive and such other factors as determined to be relevant by our Board of Directors or Compensation Committee. In connection with their employment, each of the executives may also receive options to purchase common stock or other stock-based compensation. Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, pension, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our employees or customers for a period equal to the greater of two years immediately following termination of employment or the period during which severance payments are being made, subject to certain exceptions.

We and the executive may each terminate the executive’s employment at any time. If we terminate any of the executives without “good cause” or any of them terminates his employment with “good reason” or upon a “change in control” of our company that is not approved by at least two-thirds of our directors or does not provide the executive with the same position he had with us immediately prior to the change of control, as such terms are defined in the respective agreements, the terminated executive will receive an amount equal to the average of his base salary and bonus in the two fiscal years prior to termination (in a lump sum in the event of a change in control), for a period of three years after the effective date of termination in the case of Mr. McGill and 18 months after the effective date of termination in the case of Mr. McLamb and Mr. Russell; their stock options will vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and other stock-based compensation will not be subject to forfeiture or repurchase, subject in each case to certain exceptions; and the benefits and insurance coverage will continue for three years after termination in the case of Mr. McGill.

In the event of his death, the agreement with Mr. McGill provides for a payment of $1.5 million to his estate, for a six-month continuation of health, hospitalization, and similar benefits to Mr. McGill’s dependent family members, and for all stock options to vest and be exercisable for their full term and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions. In the event of the death of Mr. McLamb or Mr. Russell, the agreement provides for a payment of $550,000 to the estate of Mr. McLamb and $500,000 to the estate of Mr. Russell and for all stock options to vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.

In the event of disability, the employment agreement of each executive provides for the payment in a lump sum of the average of his base salary and bonus in the two fiscal years prior to disability for one year and for all stock options to vest and be exercisable for up to full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions. Mr. McGill’s employment agreement provides for retirement benefits if Mr. McGill retires upon his decision or our request upon reaching the age of 68, consisting of the payment to Mr. McGill for two years of an amount equal to 50% of the average of the base salary and bonus paid to him for the two fiscal years prior to retirement, medicare supplemental medical coverage for life, the continuation of life insurance benefits for a period of three years after retirement, the vesting and continuation of stock options for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and the vesting and termination of any forfeiture or repurchase provisions of other stock-based compensation. In addition, the employment agreements with Mr. McGill and Mr. McLamb provide for a gross up for any excise taxes for which they are liable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with a change of control.

Section 280G of the Internal Revenue Code may limit the deductibility for federal income tax purposes of payments made following a change in control. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be “phantom income” (i.e. income without cash) to our company. A “change in control” would include a merger or consolidation of our company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the Board of Directors of our company, or acquisitions of more than 20% of our common stock, subject to certain limitations.

The following tables show the potential payments upon termination or a change of control for each of Messrs. McGill, McLamb, and Russell.

William H. McGill, Jr.

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	for Cause	For Cause	(Change of
	Termination on	Termination on	Termination on	Control) on	Death on	Disability on
Executive Benefits and Payments Upon Separation	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08

Compensation:
Bonus	$0	$0	$0	$0	$0	$0
Equity awards(1)	$0	$2,351,471	$0	$2,351,471	$2,351,471	$2,351,471
Benefits and Perquisites:
Cash severance	$0	$2,773,000	$0	$2,773,000	$1,500,000	$924,334
Heath and welfare benefits	$0	$23,441	$0	$23,441	$3,907	$0
Other	$0	$0	$0	$0	$0	$0

Michael H. McLamb

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	for Cause	For Cause	(Change of
	Termination on	Termination on	Termination on	Control) on	Death on	Disability on
Executive Benefits and Payments Upon Separation	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08

Compensation:
Bonus	$0	$0	$0	$0	$0	$0
Equity awards(1)	$0	$857,041	$0	$857,041	$857,041	$857,041
Benefits and Perquisites:
Cash severance	$0	$548,160	$0	$548,160	$550,000	$365,440
Heath and welfare benefits	$0	$0	$0	$0	$0	$0
Other	$0	$0	$0	$0	$0	$0

Edward A. Russell

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	for Cause	For Cause	(Change of
	Termination on	Termination on	Termination on	Control) on	Death on	Disability on
Executive Benefits and Payments Upon Separation	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08	9/30/08

Compensation:
Bonus	$0	$0	$0	$0	$0	$0
Equity awards(1)	$0	$354,169	$0	$354,169	$354,169	$354,169
Benefits and Perquisites:
Cash severance	$0	$623,193	$0	$623,193	$500,000	$415,462
Heath and welfare benefits	$0	$0	$0	$0	$0	$0
Other	$0	$0	$0	$0	$0	$0

(1)	Amounts represent the dollar amounts that would be recognized for financial statement reporting purposes with respect to the unamortized grant date fair value of stock options and restricted stock units determined in accordance with SFAS 123R.

Potential Payments Upon Termination or Change of Control

The tables above reflect the amount of compensation to Messrs. McGill, McLamb, and Russell in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown above. The amounts shown assume that such termination was effective as of September 30, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Amounts related to stock options assume a price of $7.23, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 30, 2008, the last trading day of the fiscal year. As the exercise price on unvested options held by these executive officers was higher than the closing price of our common stock on September 30, 2008, no value has been attributed to stock options in the tables above. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

Our certificate of incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Delaware law.

In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 1998 and 2007 Incentive Stock Plans and the purchase of shares under our 1998 and 2008 Employee Stock Purchase Plans as of September 30, 2008.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants,	(Excluding Securities
Plan Category	Warrants, and Rights	and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	1,740,128	$18.41	1,835,015
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,740,128		1,835,015

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Policy Relating to Certain Transactions

We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Delaware law. The policy with respect to such transactions is provided in our company’s Code of Business Conduct and Ethics.

Leases of Real Property from Affiliates

We lease two retail locations in Somers Point and Egg Harbor, New Jersey from MDJB Associates, LLC, a limited liability corporation of which Mr. Michael J. Aiello, Vice President — Northeast Regional President, is a 20% member. During fiscal 2008, we made lease payments under the leases in the aggregate amount of approximately $385,000.

Business Relationships

Robert S. Kant, a director of our company since August 1998, is a principal shareholder of the law firm of Greenberg Traurig, which serves as our primary legal counsel. We paid legal fees of approximately $250,000 to that firm during fiscal 2008.

Family Relationships

W. Brett McGill, currently Midwest Regional President and previously Vice President of Information Technology, Service, and Parts, is the son of William H. McGill Jr., our Chief Executive Officer. During fiscal 2008, we paid W. Brett McGill a base salary of $150,000 and a bonus of $86,459. During fiscal 2008, we also granted to W. Brett McGill restricted stock units for 9,000 shares of common stock with a grant date fair value of $15.59 per share. W. Brett McGill is not in a reporting position to William H. McGill, Jr., and compensation decisions relating to W. Brett McGill are performed in the same manner as other employees throughout our company without input from William H. McGill, Jr.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

January 8, 2009	Respectfully submitted,

John B. Furman, Chairman Joseph A. Watters Dean S. Woodman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended September 30, 2008, our Compensation Committee consisted of John B. Furman, Joseph A. Watters, and Dean S. Woodman. None of these committee members had any contractual or other relationships with our company during such fiscal year.

DIRECTOR COMPENSATION

Employees of our company do not receive compensation for serving as members of our Board of Directors. Directors who are employees of our company are eligible to receive stock options pursuant to our 2007 Incentive Compensation Plan.

Each non-employee director receives a quarterly director’s fee of $10,000, which is paid in cash, shares of common stock, or a combination of cash and shares of common stock at the election of the director. The Chairman of the Audit Committee receives an additional annual fee of $25,000 and other members of the committee receive an additional annual fee of $7,500; the Chairman of the Compensation Committee receives an additional annual fee of $17,500 and other members of the committee receive an additional annual fee of $5,000; and the Chairman of the Nominating/Corporate Governance Committee receives an additional annual fee of $10,000 and other members of the committee receive an additional annual fee of $3,000. Under our 2007 Incentive Compensation Plan, non-employee directors each receive a grant of options to acquire 5,000 shares of our common stock on the date they are first elected as directors of our company. Non-employee directors also currently receive grants of options to purchase 10,000 shares of common stock each year. We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees. We also encourage our directors and their spouses, when applicable, to attend, at our cost, special corporate events with our employees, suppliers, and others when possible.

The following table sets forth the compensation paid by us to non-employee directors for the fiscal year ended September 30, 2008. Messrs. McGill and McLamb do not receive any compensation for service on our Board of Directors.

DIRECTOR COMPENSATION

	Fees Earned
	or Paid in	Option
Name	Cash(1)	Awards(2)	Total

Hilliard M. Eure III	$68,000	$88,515	$156,515
John B. Furman	$65,000	$88,515	$153,515
Robert S. Kant	$40,000	$50,570	$90,570
Joseph A. Watters	$55,000	$75,972	$130,972
Dean S. Woodman	$55,000	$101,161	$156,161

(1)	Messrs. Kant, Watters, Furman, and Woodman elected to receive some or all of their annual retainer in shares of our common stock.

(2)	The amounts shown in this column reflect the dollar amounts recognized for financial statement reporting purposes in fiscal 2008 with respect to the grant date fair value of stock option awards determined in accordance with SFAS 123R, and thus includes amounts from awards granted in previous years. We estimated the grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model and recognize the compensation expense over the vesting period. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended September 30, 2008 for a discussion of the relevant assumptions used in determining grant date fair value of our stock option awards pursuant to SFAS 123R. Each board member forfeits the unvested portion, if any, of the board member’s stock options if the board member’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or the Compensation Committee as the administrator of our 2007 Incentive Compensation Plan. For further information on these awards, see the Grants of Plan-Based Awards table in the “Executive Compensation” section of this proxy statement. There were no forfeitures of stock options by any directors in fiscal 2008. The grant date fair value of the stock options granted during fiscal 2008 was $15.50, $12.46, $7.17, and $7.23 on December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008, respectively. The vesting schedule for stock option awards is generally 100% on the first anniversary of the grant date.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the New York Stock Exchange and the Securities and Exchange Commission listing standards.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of recently adopted federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the Securities and Exchange Commission, and amended rules of the New York Stock Exchange.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held 11 meetings during fiscal 2008.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the Securities and Exchange Commission.

January 8, 2009	Hilliard M. Eure III, Chairman John B. Furman Dean S. Woodman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended September 30, 2008, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and our other named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)		Percent(2)

Directors and Executive Officers:
William H. McGill Jr.	1,228,642	(3)	6.6%
Michael H. McLamb	216,864	(4)	1.2%
Edward A. Russell	122,582	(5)	*
T. Glenn Sandridge	17,413	(6)	*
Jay J. Avelino	33,542	(7)	*
Hilliard M. Eure III	35,833	(8)	*
John B. Furman	63,702	(9)	*
Robert S. Kant	78,705	(10)	*
Joseph A. Watters	43,012	(11)	*
Dean S. Woodman	93,541	(12)	*
All directors and executive officers as a group (includes 10 current executive officers and directors)	1,933,836		10.0%
5% Stockholders:
FMR LLC	2,819,070	(13)	15.2%
Wellington Management Company, LLP	2,134,741	(14)	11.5%
Kornitzer Capital Management, Inc.	1,883,032	(15)	10.2%
Dimensional Fund Advisors LP	1,585,750	(16)	8.6%
Barrow, Hanley, Mewhinney & Strauss, Inc.	1,543,100	(17)	8.3%
Rutabaga Capital Management	1,506,086	(18)	8.1%
Trivium Capital Management, LLC	1,330,000	(19)	7.2%
T. Rowe Price Associates, Inc.	969,460	(20)	5.2%
Schneider Capital Management Corp.	927,875	(21)	5.0%

*	Less than 1%.

(1)	Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764, and have sole voting and investment power over their shares.

(2)	The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised and restricted stock that may vest within 60 days after December 22, 2008. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes 213,333 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 166,667 shares of common stock issuable upon vesting of restricted stock units and (ii) 172,666 shares of common stock issuable upon exercise of unvested stock options.

(4)	Includes (a) 50,000 shares of restricted stock subject to vesting, and (b) 133,274 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 54,000 shares of common stock issuable upon vesting of restricted stock units and (ii) 104,667 shares of common stock issuable upon exercise of unvested stock options.

(5)	Includes (a) 37,000 shares of restricted stock subject to vesting; (b) 9,061 shares held by Mr. Russell’s spouse; (c) 1,400 shares held by Mr. Russell’s spouse as custodian for their children; and (d) 41,833 shares issuable upon the exercise of stock options. Amount excludes (i) 40,000 shares of common stock issuable upon vesting of restricted stock units and (ii) 93,667 shares of common stock issuable upon exercise of unvested stock options.

(6)	Includes 13,709 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 14,000 shares of common stock issuable upon vesting of restricted stock units and (ii) 45,291 shares of common stock issuable upon exercise of unvested stock options.

(7)	Includes 33,542 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 14,000 shares of common stock issuable upon vesting of restricted stock units and (ii) 40,458 shares of common stock issuable upon exercise of unvested stock options.

(8)	Includes 35,833 shares issuable upon the exercise of stock options, but excludes 16,667 shares of common stock issuable upon exercise of unvested stock options.

(9)	Includes 52,833 shares issuable upon the exercise of stock options, but excludes 16,667 shares of common stock issuable upon exercise of unvested stock options.

(10)	Includes 31,333 shares issuable upon the exercise of stock options, but excludes 16,667 shares of common stock issuable upon exercise of unvested stock options.

(11)	Includes 24,333 shares issuable upon the exercise of stock options, but excludes 16,667 shares of common stock issuable upon exercise of unvested stock options.

(12)	Includes 71,833 shares issuable upon the exercise of stock options, but excludes 16,667 shares of common stock issuable upon exercise of unvested stock options.

(13)	Represents 2,819,070 shares of common stock beneficially owned by FMR LLC. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 2,799,070 of such shares as a result of its acting as investment adviser to various investment companies. Edward C. Johnson III and FMR LLC, through its control of Fidelity Management & Research Company, each have sole power to dispose of the 2,799,070 shares owned by the Fidelity Funds. Neither FMR LLC, nor Edward C. Johnson III as Chairman of FMR LLC has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ board of trustees. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)	Represents an aggregate of 2,134,741 shares of common stock beneficially owned by Wellington Management Company, LLP, in its capacity as investment adviser on behalf of its clients. Wellington Management Company, LLP has shared voting power over 1,346,500 of such shares and shared dispositive power over all such shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(15)	Represents on aggregate of 1,883,032 shares of common stock beneficially owned by Kornitzer Capital Management, Inc., in its capacity as investment adviser on behalf of its clients. Kornitzer Capital Management, Inc. has sole voting power over all such shares and shared dispositive power over 58,425 of such shares. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(16)	Represents an aggregate of 1,585,750 shares of common stock beneficially owned by Dimensional Fund Advisors LP in its capacity as investment adviser on behalf of its clients. Dimensional Fund Advisors LP has sole voting and dispositive power over all such shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(17)	Represents an aggregate of 1,543,100 shares of common stock beneficially owned by Barrow, Hanley, Mewhinney & Strauss, Inc., in its capacity as investment adviser on behalf of its clients. Barrow, Hanley, Mewhinney & Strauss, Inc. has shared voting power over 879,200 of such shares and sole dispositive power over all such shares. The address of Barrow, Hanley, Mewhinney & Strauss, Inc. is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761.

(18)	Represents an aggregate of 1,506,086 shares of common stock beneficially owned by Rutabaga Capital Management, in its capacity as investment adviser on behalf of its clients. Rutabaga Capital Management has shared voting power over 345,700 of such shares and sole dispositive power over all such shares. The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, MA 02109.

(19)	Represents an aggregate of 1,330,000 shares of common stock beneficially owned by Trivium Capital Management, LLC, in its capacity as investment advisor on behalf of its clients. Trivium Capital Management has shared voting power over 1,283,575 of such shares and shared dispositive power over all such shares. Trivium Offshore Fund, Ltd. beneficially owns 1,107,002 of such shares, over which Trivium Offshare Fund, Ltd. has shared voting and dispositive power. The address of Trivium Capital Management is 600 Lexington Avenue, 23rd Floor, New York, NY 10022. The address of Trivium Offshore Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM11, Bermuda.

(20)	Represents 969,460 shares of common stock beneficially owned by T. Rowe Price Associates, Inc. in its capacity as investment advisor on behalf of its clients. T. Rowe Price Associates, Inc. has sole voting power over 90,800 of such shares and sole dispositive power over all of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(21)	Represents an aggregate of 927,875 shares of common stock beneficially owned by Schneider Capital Management Corporation, in its capacity as investment adviser on behalf of its clients. Schneider Capital Management Corporation has sole voting power over 502,450 of such shares and sole dispositive power over all such shares. The address of Schneider Capital Management Corporation is 460 E. Swedesford Rd., Suite 2000, Wayne, PA 19087.

INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, an independent registered certified public accounting firm, has audited the financial statements of our company for the fiscal years ended September 30, 2006, 2007, and 2008. The Audit Committee has not yet met to select an independent auditor to audit the financial statements of our company for the fiscal year ending September 30, 2009. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended September 30, 2007 and 2008 by Ernst & Young LLP, are as follows:

	2007	2008

Audit Fees	$770,516	$891,668
Audit-Related Fees	$1,500	$1,500
Tax Fees	$284,074	$90,681
All Other Fees	$0	$0

Fees for audit services include fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, the reviews of our quarterly reports and other filings with the SEC. Tax fees included tax compliance and tax planning services.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit-Related Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending September 30, 2009 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. In general, to be timely under these procedures, notice of such nomination or business related to our 2010 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than October 20, 2009 and no later than November 19, 2009 if our 2010 Annual Meeting of Stockholders is held on a day that is between January 18, 2010 and April 28, 2010; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2010, except in circumstances where (i) we receive notice of the proposed matter no later than November 19, 2009, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: January 8, 2009

MARINEMAX, INC. 18167 U.S. HIGHWAY 19N SUITE 300 CLEARWATER, FL 33764
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	MAMAX1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARINEMAX, INC.

The Board of Directors recommends a vote “for” each director nominee.

1.	To elect three directors, each to serve for a three-year term expiring in 2012.	For	Against	Abstain
Nominees:
	1a. William H. McGill Jr. 1b. John B. Furman 1c. Robert S. Kant	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

2.	And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF THE THREE DIRECTORS NAMED ABOVE, EACH TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2012, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
				Yes ☐	No ☐
Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
MARINEMAX, INC.
February 17, 2009
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

MAMAX2
This Proxy is Solicited on Behalf of the Board of Directors
MARINEMAX, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of MARINEMAX, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated January 8, 2009, and hereby appoints William H. McGill Jr. and Michael H. McLamb and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of MARINEMAX, INC., to be held on Tuesday, February 17, 2009, at 8:00 a.m., local time, at 1221 Brickell Avenue, 22nd Floor, Miami, Florida 33131, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.
FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Address Changes/Comments:

     (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)